EXHIBIT 99.1

For Immediate Release

Media Contact:

Investor Relations
Charles Moskowitz
617-633-2259

Typhoon Announces
Changes to Board of Directors and Officers

Seattle, WA August 12, 2008 - Typhoon Touch Technologies, Inc. (TYTT.OB) (www.typhoontouchtech.com), announced today announced a number of changes to its Board of Directors and Officers. Typhoon has appointed Raymond P. Tellini to the office of President, Chief Executive Officer, Chief Financial Officer and Secretary Typhoon. Typhoon has also accepted the resignation of James G. Shepard as President, Chief Executive Officer, Secretary, Treasurer, Principal Accounting Officer, acting Chief Financial Officer and director of Typhoon.

"We are grateful for the contributions made by Mr. Shepard to Typhoon since its formation and wish him much success in his future endeavors," added Mr. Tellini of Typhoon.

About Typhoon Touch Technologies

Typhoon Touch Technologies, Inc. (TYTT.OB), a Nevada corporation, is the owner of foundational intellectual property in the area of portable touch-screen computing. Please visit www.typhoontouchtech.com for more information.

This news release contains "forward-looking statements," as that term is defined in Section 27A of the United States Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements in this press release that are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Such forward-looking statements include, among other things, that the Company licensing agreement with Nova Mobility will enhance product development or result in innovative products or applications, or the growth potential of touch technology and the ability of the companies to capitalize on this market.

Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with the development of an early stage technology company and its products and the entry into new markets for our products and services. These forward-looking statements are made as of the date of this news release, and the company assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that the beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance that such beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in our recent current reports on Form 8-K, our annual report on Form 10-KSB, our quarterly reports on Form 10-QSB and other periodic and current reports filed from time-to-time with the Securities and Exchange Commission.